Exhibit 99.1

VIAVID
communications simplified.

WidePoint Corporation

March 30, 2017

C O R P O R A T E    P A R T I C I P A N T S

Jeff Stanlis, Hayden IR

Jeffrey O. Nyweide, Chairman and Chief Executive Officer

James T. McCubbin, EVP, Chief Financial Officer

C O N F E R E N C E    C A L L    P A R T I C I P A N T S

Mike Crawford, B. Riley & Company

Sam Donaldson, Private Investor

Wes Cummins, Nokomis Capital

Greg Hillman, First Wilshire Securities Management

P R E S E N T A T I O N

Operator:

Good day, everyone, and welcome to the WidePoint Corporation 2016 Fourth Quarter and Year End Financial Results Conference Call. Today's conference is being recorded.

At this time, I would like to turn the conference over to Mr. Jeff Stanlis with Hayden IR. Please go ahead.

Jeff Stanlis:

Thank you, Operator. Good afternoon to all participants in WidePoint's Fourth Quarter and Full Year 2016 Financial Results Conference Call. I’m pleased to introduce all of you to WidePoint's new CEO, Jeff Nyweide, who today in his prepared remarks will provide an update of his early views and initial actions during his first quarter with the Company, along with updating everyone on some recent developments and further actions the Company will be taking along with providing you his initial goals that he has established for WidePoint in 2017. Jim McCubbin, the Company’s Chief Financial Officer, will provide a review of the fourth quarter and 2016 full year performance. Then, we will open the call to questions from participants.

Before I turn this call over to Jeff, I want to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions, including, without limitation, expressions using the terminology may, will, believe, expects, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical facts are intended to identify forward-looking statements. These forward-looking statements involve a number of risk factors and uncertainties, including those discussed in the Risk Factors sections of WidePoint's Annual Report on Form 10-K, its quarterly reports on Form 10-Q and other SEC filings the Company has released. Actual results may differ materially from the forward-looking statements due to such risk factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

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I would now like to turn the call over to WidePoint's CEO, Jeff Nyweide. Jeff, go ahead.

Jeffrey O. Nyweide:

Thank you, Jeff, and good afternoon to all of you that are joining us here today. I’m Jeff Nyweide, and I have the pleasure of introducing myself to all of you as the new CEO and President of WidePoint Corporation. Before opening the floor to questions and answers, I’d like to provide you with some prepared remarks.

Over the past several months, I’ve purposely not spent a lot of time on external communications, which, let me assure you, is something that we’ll be addressing more proactively in the second quarter. I’ve instead immersed myself with the Company to gain a better understanding of our products and services, our employees and Management, our current clients and partners and most importantly, our prospects and outlook.

This emerging process has been extremely important for me and the Company. It's allowed me the necessary time to get to know our team, learn and focus on identifying the areas that we do well, along with the areas that we need to improve upon, while better understanding the investments that they made in the products and services, infrastructure, sales and marketing areas that have not yet delivered the expected return on investment that everyone has hoped for.

During my strategic review, I’ve been impressed with the Company's foundation, a solid foundation of federal government expertise, telecom lifecycle management, differentiated proprietary tools, identity management, federal government security authorizations and processes, as well as the capabilities that I believe all of WidePoint can build upon. I’m also pleased with what appears to be an addressable marketplace that offers many opportunities and prospects as the Company focuses upon two key value propositions; one, the ability to save money for our clients; and two, the ability to protect our clients from threats and bad actors that wish to do them harm. While the Company has done a good job in achieving the success that is in certain areas, overall, its financial performance today has been disappointing.

I discovered that as a result of various delays, technical challenges and political changes, the Company's fourth quarter and fiscal year-end both disappointed in revenues and earnings expectations. Jim McCubbin will review and reconcile these events and the impact that they had on the Company's financial performance in greater detail during his prepared remarks. My job today is to focus on what has worked well and to strategically modify, improve and optimize our problem areas into areas of strength, while streamlining and focusing on consolidating our infrastructure so that we can build an organization that can both scale revenues and profitability and position us well for future growth. This process of reshaping, consolidating and refining our operations is the key to making our organization more efficient and more profitable.

Our ability to scale is critical and during the first quarter we started to put into place initiatives, that over the remaining year, will add value in how we operate our business. These decisive actions we’re taking are in the areas that presented clear opportunities to make initial improvements to the Company's operations.

First steps towards making these changes started in sales and marketing. During the first quarter, we initiated a realignment of our sales and marketing group to improve lead generation activities, removed, changed and added channel partners with a focus on increasing the level of current available opportunities and changed certain sales resources within the Company with a focus on adding improved subject matter expertise in support of our new lead-generation activities and our partners. During this time, we’re pleased to have added a major telecommunication consolidator as a new channel partner that's already brought us two significant potential major opportunities. We've added both a large federal physical security provider, as well as a large commercial cyber company to work with us in selling our identity security solutions to a broader market. We also have brought on a targeted commercial lead generation partner as part of our new commercial outreach program that we recently launched.

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Additionally, we added two new resellers in a modification of our ongoing market to sales strategy for credentialing to expand our sales reach. These are all on top of our current partners that we continue to work with including AT&T, Samsung and others. We also worked with the operational and finance teams to address unprofitable customers and revenue lines while renegotiating the pricing in terms where possible.

All of these actions, we believe, should help us increase the number of profitable opportunities that we're working on with a focus of using the best sales and marketing resources in each of these respective areas, be it lead generation, presentation, proposal writing, channel development and closing and post-closing activities.

During the first quarter, we also initiated the start of a consolidation of our physical and logical infrastructure to improve profitability. Our goal for undertaking this effort is to achieve greater efficiencies in our operations by eliminating duplicate or redundant overhead, moving towards a more efficient grouping of physical locations and working towards creating a consolidation of our various help desk and IT environments.

By the end of 2017, these efforts should help us reshape our environment, reduce our cost directly, create a more unified set of physical locations along with a more efficient use of our logical IT-based resources and overheads and allow us to better focus and scale our strategic revenue areas.

We believe with the efforts we’ve made thus far in going forward in 2017 we can eliminate approximately $2.5 million to $3 million in recurring annual operating expenses as we enter fiscal 2018. By creating this more efficient infrastructure, realigning our sales activities with a focus on selling and growing more profitable revenues, this will allow us to scale these revenues that help generate the positive earnings.

To ensure our success over the longer term, we'll also be looking for additional ways to build upon the foundation we have at WidePoint by augmenting our solutions with key strategic acquisitions that can add intellectual property, new customers as well as other capabilities, so that we can improve our critical mass and spread more efficiently our overheads and scale our business more profitably.

While there are many more things that we could cover today and some that Jim will cover in his prepared remarks next, I wanted to reflect and share with you what I believe we should want WidePoint to be as we exit 2017. We want our Company to be something beyond just profitable and efficient, we want everyone that is associated with WidePoint to have a continued commitment to excellence and achieving that will require an introspective assessment of what we do and say and an inquiry of what it will take to achieve those desired results. I hope you'll recognize that this commitment to excellence is our surest path to our continued success, as well as addressing our customer needs immediately. This can be our strongest contribution to our customers and best defense against our competition. I believe this is the path to sustained scalable growth in both revenues and earnings over the long haul.

I'll now turn the call over to Jim McCubbin, WidePoint's CFO, for a review and detailed discussion of WidePoint’s fiscal year 2016 and fourth quarter results. Jim?

James T. McCubbin:

Thank you, Jeff, and hello, everyone. Today in my remarks I’m going to review with you our full year 2016 and fourth quarter financial results. For more specific details, please see our Form 10-K filing, which is being filed today with the Securities and Exchange Commission. As Jeff has already mentioned, our fourth quarter financial results did not meet our expectations, which also diminished our overall full year 2016 financial results.

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We were disappointed in the fact that the United States Coast Guard award did not materialize, as well as some additional Identity Management awards that we had hoped for. We do continue to work on these opportunities and if and when these events occur, we will let you know. We’re also reassessing our Internet of Things initiatives, including our partners in determining ways to improve our Internet of Things and overall go-to-market product strategy. We continue to have a relationship with AT&T, Samsung and other device manufacturers in regards to security and identity management solutions. So, when you couple these events that did not occur, along with expected usage of carrier services in the fourth quarter, offset somewhat by an increase in our managed services, the quarter was almost a perfect late December storm that ended the year for us on a low note.

Taking into consideration these negative events that did occur in the fourth quarter, our full year 2016 annual revenues still increased approximately 11% or $7.6 million to $78.4 million as compared to $70.8 million for the full year 2015. Of these total revenues, our carrier services represented $44.3 million or approximately 56% of our total 2016 revenues as compared to $37.5 million or approximately 53% of our total 2015 revenues. For 2016, our carrier services were higher as a result of the recognition of equipment in additional carrier services past quarters issued to the Company as we brought on additional agencies under our DHS BPA contract.

Just as a reminder, carrier services in this category are driven by devices under management and the extent of the usage of those devices along with any other purchases made by its users and under those carrier agreements—and they can vary greatly from month-to-month and we have seen this over the past several quarters. In fact, in the third quarter, we had a very high quarter of carrier services usage and albeit in the fourth quarter we had low usage.

Just so you know, carrier services, for us, are also only related to work performed under our DHS BPA agreement and assuming that we deploy the remaining two agencies under our DHS BPA agreement, our carrier services should continue to expand on an annual basis, but varying quarter-to-quarter and again, all driven by usage.

Now, reviewing our managed services for 2016, we had $34.1 million or approximately 44% of our total 2016 revenue mix in managed services as compared to $33.3 million or approximately 47% of our total 2015 revenues. The absolute dollar increase in managed service revenues were attributed to an increase in mobile device and accessory services and, to a lesser extent, to an increase in identity credentialing services, partially offset by the decline in pound sterling currency denominated contracts generated from our European revenue lines. As we continue to move away from lower gross margin value-added related reselling activities and focus on higher margin related telecom lifecycle and identity management services, we believe our overall blend of managed services could continue to expand in the future as we continue to add new clients. I do need to note that our managed services can also vary given the timing of our software and accessory reselling services that are tied to U.S. federal spending seasonality.

Now, in reviewing more specifically our fourth quarter 2016 revenue, we reported revenues of approximately $18.3 million or a decrease of approximately $0.4 million as compared to $18.7 million for the fourth quarter of 2015, as a result of the lower—just lower carrier services, in general. Our fourth quarter 2016 carrier services represented approximately $8.6 million of our total fourth quarter revenues of $18.3 million, a decrease of $1.5 million as compared to the $10.1 million in carrier services we had recognized in the fourth quarter of 2015. Again, as we noted above, in our annual carrier services discussion, our carrier services vary greatly from quarter-to-quarter and the fourth quarter of 2016 we witnessed a larger drop in usage than we had expected and forecasted.

On a positive note, we did witness an increase in our fourth quarter 2016 managed services revenue. We saw revenues increase to approximately $9.7 million, an increase of $1.1 million over the $8.6 million in managed services revenue that we recognized in the fourth quarter of 2015 and an increase over our third quarter 2016 managed services of $8.6 million. Unfortunately, as I've already mentioned, we had forecast for even higher managed services that did not occur in the quarter for the various reasons I've already discussed.

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Moving on to a review of our gross profit, we witnessed an absolute increase in full year 2016 gross profit of approximately $14 million compared to $13.2 million in 2015. The dollar basis increase in gross profit was driven by increased sales of higher margin services to existing customers, partially offset by higher labor cost due to the amount of effort required to manage one specific large federal government agency with a large number of decentralized locations, as well as some one-time, non-recurring additional contract costs of approximately $450,000 we incurred in the fourth quarter. We are currently working with this federal agency to consolidate the service delivery platform and billing activities to save cost in the future in regards to how we do business and support their activities.

Looking forward, our focus remains on improving gross profit on an absolute and on a percentage basis. As part of that effort, we continue to work at growing sales of higher margin recurring services and continuing to complete the transition of existing clients to our ITMS platform and next generation solutions. We’re also moving forward with the set of consolidation and realignment activities that Jeff has already described in his remarks.

We believe that together these efforts should position us with both a differentiated value preposition, as well as a more scalable and efficient delivery platform, that should help us deliver greater gross profits in the future. In reviewing our gross profit more specifically in the fourth quarter of 2016, we witnessed the decline of approximately $0.8 million from $3.2 million in the fourth quarter of 2015 to $2.4 million in the fourth quarter of 2016. Excluding the non-recurring charges of approximately $450,000, the gross profit would have been approximately $2.9 million. The decline in expected revenues in the quarter, along with the poor gross profit performance and one-time charges, all-in-all caused us to deliver weaker gross profit performance than we had expected and forecast.

Our product mix of revenues in the fourth quarter was not as rich in high-value services as we had expected. We are, however, looking towards stronger overall gross profit performance in 2017 as we move forward with our sales realignment and operational restructuring activities and our more disciplined sales plan for growing our higher margin services.

In reviewing our operating expenses for the full year of 2016, which includes sales and marketing expenses of approximately $2.7 million, down from $3 million in 2015, G&A expenses of approximately $14.4 million, down from $14.6 million in 2015, product development expenses which were materially flat at $0.7 million in each year and depreciation and amortization expenses of approximately $0.4 million in each year as well, we witnessed an overall decrease of approximately $0.5 million from $18.7 million in 2015 to $18.2 million in 2016, which included approximately $0.7 million in fourth quarter non-recurring charges, materially associated with the reversal of some software capitalization work that we reversed as a result of changes that occurred at one of our partners in early 2017, as well as the reserve we had taken in bad debt expense for a client that is experiencing some financing difficulties and they notified us of their difficulties also in early 2017.

In reviewing more specifically our fourth quarter 2016 operating expenses, we witnessed an increase of approximately $0.4 million with fourth quarter 2016 operating expenses of $5 million as compared to $4.6 million in the fourth quarter of 2015. After excluding one-time charges of approximately $0.7 million, the fourth quarter operating expenses would have been approximately $4.3 million or a decrease of approximately $0.3 million and looking forward and adjusting for the realignment and restructuring activities Jeff has discussed in his prepared remarks, we hope to see reductions in annualized operating expenses in 2017 commencing in the second quarter of around $0.5 million annualized and growing to around $2.5 million to $3 million in overall annualized savings as we enter 2018. These expense reductions, we estimate at this time, will include reductions in headcount of approximately 10% that will affect both operating and general expense areas and overhead associated with our plans to consolidate physical locations, consolidate help desk groups, as well as consolidating some other general accounting staff and administrative staff that we are working on in this first quarter.

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Now, for a quick comment on liquidity; at December 31, 2016, our net working capital was approximately $5 million. A decrease in net working capital from the beginning of the year of $8 million was primarily due to the net losses that we incurred while continuing to fund product development, infrastructure improvements and business development efforts. However, we utilized available cash and our line of credit to manage through the collection timing differences we realized throughout 2016.

Presently, our current immediate sources of liquidity includes cash and cash equivalents that, at the end of the year, was approximately $9 million, as well as accounts receivable and billed receivables and along with access to a working capital credit facility that we currently have in place which will be augmented with the new credit facility that we are currently finalizing for the next 13 months.

At this point in time, and given our proposed new credit facility, along with the cost reductions that Jeff has highlighted and that we are presently undertaking, coupled with our new business pipeline of higher margin services, we currently believe we have sufficient liquidity to fund the operations of the Company for the next year.

In conclusion, and again, echoing Jeff's remarks early on this call, we are focusing on eliminating non-value added activities, automating manual processes and recruiting more experienced talent where required and eliminating redundant and expensive legacy resources. We’re also reviewing all client relationships and profitability and commencing corrective actions to improve profitability and to eliminate unprofitable and challenging clients. We have started the analysis of work on a number of cost savings initiatives including the consolidation of physical locations and technology platforms. We believe this is a good start, but we also realize we still have a long way to go to fully attain all the goals that we set out in front of us. But we are pleased with the progress we’ve made to date, and we believe that we can handle the challenges ahead as we navigate our way through 2017.

So, with that, I’d like to turn it back to you, Jeff.

Jeffrey O. Nyweide:

Thanks, Jim. I'd like now open the call to our listener's questions. Operator, if you can assist us by opening the lines, sequencing new questions and comments from our listeners, that’d be appreciated.

Operator:

Thank you. If you’d like to ask a question, please signal by pressing star, one on your telephone keypad. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, that’s star, one to signal for a question.

We’ll go first to Mike Crawford with B. Riley & Company.

Mike Crawford:

In the fourth quarter, you charged $441,000 as software development cost associated with cert-on-device, capitalized software development when you, “lost access to a key integrator for this solution.” So, what does that mean?

Jeffrey O. Nyweide:

Jim, you want to answer that, please?

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James T. McCubbin:

There were some changes that are occurring within the IoT group, within AT&T presently. Right now, their Foundry Group is being reworked as they look at how they want to move forward with IoT. Given that, we felt it best to reverse the software capitalization.

Mike Crawford:

Okay. So, you have a cert-on-device solution that needs to be customized for each particular user?

James T. McCubbin:

No, but we had done some work, and we are at the end state of the cert-on-device development. We were presented with some changes at AT&T and, given those changes we believed that it was best to reverse the software cost that we had accumulated in 2016, moving into 2017.

Mike Crawford:

Okay, thank you. In the press release, you talked about $1.2 million of total restructuring cost in the quarter, what was the other portion?

James T. McCubbin:

The total cost included, as I recall, not just restructuring cost, they were just one-time events, Mike. There was approximately $275,000 in a reserve for bad debt expense for a client that's trying to raise money right now to pay us. We felt it was best to reserve that, then there was approximately $400,000/$450,000 in some work we had worked on with some telecom cost on a contract that we had taken a charge for, as well as the rest being the software reversal for this capitalization.

Mike Crawford:

Okay, and then with the reduction in headcount and facilities consolidation in 2017 where you are going to eliminate $2.5 million to $3.5 million in costs, as you enter in 2018. What would be the expected cash expense related to that, as well as anticipated GAAP impact of one-time actions to achieve these efficiencies?

James T. McCubbin:

Well, we're assuming less than half and we’ll start inuring the benefits to us starting in the second quarter. So, where we have already streamlined and reduced headcount starting at the end of the first quarter, that will continue into the second quarter and it will continue throughout the rest of the year. Part of that is moving to a singular platform, part of it is streamlining helpdesk, so it's something that we’ll witness and watch occur throughout the year. Some of it can't happen all at once but it will happen in 2017.

Mike Crawford:

Okay, thank you, and then last question is, what is the status of the Coast Guard and am I correct in my memory that you are expecting them to start in December, back as recently as mid-November?

James T. McCubbin:

Mike, we were very disappointed in the delays we witnessed in December, specifically in the end of December with the United States Coast Guard. I don’t like to make excuses, but right now we’re on a continuing resolution, there were political changes that occurred and the United States Coast Guard had to work their way through it. Right now, we continue to work with them. At this point, though, I just don’t want to go out and say when it's going to happen. They are doing what they need to do, we are doing what we need to do, there’s a lot of administrative actions that are underway. When we know when we can add them to our client list, we’re going to let everybody know. It’s all I can say on Coast Guard right this second.

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Mike Crawford:

Okay. All right. Thank you.

James T. McCubbin:

Thanks, Mike.

Operator:

As a reminder, if you would like to ask a question today, please signal by pressing star, one.

We’ll go next to Sam Donaldson, Private Investor.

Sam Donaldson:

Jeff, welcome to the job and good luck to you. I think as many of us who've been long time investors in WidePoint and have ridden through some bad times and some disappointments, have been able to do so because of an absolute faith in the credibility of management. I think that's very important now with this latest setback, that we continue to have that faith. I want to specifically continue the discussion about the Coast Guard. It is true that on the 9th of December, Steve Komar said flatly that the signing was imminent. He didn't say he hoped it would be, he thought it was a good prospect that it would be. He said flatly it would, and I think Steve would not have said that if he didn't believe it. What happened? You say political matter. Was the new administration, the one that put the word out that everything was to be frozen? I mean, we need a little bit better explanation for something that seems like it was in the bag and I think investors depended on that, for what happened.

Secondly, at the stockholder’s meeting, we were told on the record, publicly, that the company was still on track to meet its goals for the year and one of those goals of course was profitability by the end of the year and as the others have said, it was a pretty bad miss from the expectation. So, there may be good reason, but tell us what they are. Thanks very much.

Jeffrey O. Nyweide:

Sam, first of all thanks for the welcome, I appreciate being here and I’m quite pleased actually to be here and there is a lot of work to be done going forward. With regards to what happened in the fourth quarter, I was not here during that time and don’t know what was said or what wasn’t said. I’ll ask Jim McCubbin to respond to your specific two questions there and then I can return to sort of follow up on what he said. Go ahead, Jim.

James T. McCubbin:

Sam, as you know, I’m extremely disappointed, as we all are. During that period of time, we were given assurances that things were moving along, then towards the end of December and into January, a lot of things became stagnant and this is supposition, but as you can read in the press, there was a lot of disruptions with the current political changes and also about what the Coast Guard’s budget would or would not be. A lot of these things, as well as the Coast Guard’s need to do some administrative prep given the size of the opportunity, caused delays that were not expected by anyone including some of the people that were on point at the United States Coast Guard, as it was described to me.

So, the information that we were provided by both sides at the time was accurate. Changes did happen in the environment that caused some things to get held up, we believe. We’re waiting, we’re working. we’re assisting so we can hopefully move this process forward, but I’m still here. I don’t want…

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Sam Donaldson:

Jim, if I may interrupt just a second, you seem to indicate that whatever these problems were, you don’t think they were fatal and please correct me if I’m wrong, that you believe that at some point, the Coast Guard is still working with WidePoint and WidePoint with the Coast Guard, not a question I take it if a competitor is suddenly having an opportunity to take the contract, and that at some point, I’m not asking for a date certain obviously, you believe that this can come to fruition, am I correct?

James T. McCubbin:

Sam, I’m going to be very pointed with you. We continue to work the opportunity.

Sam Donaldson:

Well, that Jim, that is not very assuring, but I appreciate…

James T. McCubbin:

I mean, Sam, I’ve been burnt. I mean, right now we continue to work the opportunity, the Coast Guard stands to save a lot of money and it’s part of the DHS BPA, and we are working the opportunity. I look forward to the time where we can come forward and give you more details. Right now, we have get through the continuing resolution.

Sam Donaldson:

Well, I understand, the first—talk about the first of the President Trump’s budget was the Coast Guard would actually be cut, that appears not to be the case now. But, it’s certainly not going to get an increase, and as you say, we don't have a final budget and it may be sometime. I mean, but first a continuing resolution to keep the government going, assuming everyone from the Hill will agree to do that as we’ve seen in the past, that’s the question. There are people who would just as soon shut down the federal government to prove their point and I think we understand that, but I simply wanted a discussion of what went wrong, as opposed to, we’re sorry it went wrong and we’re working on it.

James T. McCubbin:

Well, nothing went wrong. We had information that was given to us and things changed, and because things changed we were—things got delayed and/or pushed out. Sam, you know this environment better than anyone. The Coast Guard articles that were written—they just attacked their budget and then after a few months they corrected that. There is a lot of things that are going on right now that they are working through. But, nonetheless, part of our effort and experience has shown to the DHS and their agencies that we can save them a lot of money. We know that, all of the agencies have been adopting it and all of them are taking a long time in doing it, but everyone that we’re working with has been very pleased and we continue to push forward there as well as with other agencies.

Sam Donaldson:

Well, I appreciate that, and now my time is up, but I just want to take one more comment and see if you’ll respond to this. We’re one day shy of the first quarter of this year. I’m not asking you for numbers, I’m not asking you for that, but surely within the Safe Harbor rules you can give us some indication as to how you think this quarter is going?

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Jeffrey O. Nyweide:

Sam, this is Jeff. I stepped into the first quarter here and through my prepared remarks you heard exactly what I found, which was I think an organization—that it had a lot of items that they’d had a hope for, that got—they were disappointing. They didn’t occur in the fourth quarter, and those impacted the—clearly the revenues going forward. With regards to the organization itself in terms of how it had been structured and as well the economics, I identified, in the process of working with the team, that there were significant areas that needed to be consolidated and realigned in order to basically bring the cost structure into a realm that can be profitable on a go-forward basis in the future. So, the activities in terms of consolidating in doing those activities for profitability are beginning now. I mean, I’ve been initiating them throughout the quarter and Jim gave you some specific examples in terms of locations, personnel, infrastructure and people as well.

So, from the standpoint of profitability I think—I look at this and I believe that the business in many cases needed a very, very strong realignment and which, to me, means re-establishing some basic core issues which was, number one, you need to be driving profitable revenue. Number two, you need to be focusing on those revenues that have greater margins. Number three, continue your excellence in providing customers the services they need and identify new products and services that they—that we can sell to those existing customers. I think that the setback that Jim talked about in the fourth quarter will definitely have an impact in terms of the first quarter and obviously these changes and what I’m initiating here with the cost reductions in those activities are going to take time to be implemented throughout the system. But I believe it will have dramatically a very strong impact on the results on a go-forward basis, but in the near term, I think you have to look at the fourth quarter to give you sort of an idea of what the first quarter is going to—is how that’s going to impact us.

Sam Donaldson:

That’s an excellent set of priorities you outlined. I, again say good luck, Jeff, and thanks very much.

James T. McCubbin:

Thank you, Sam.

Operator:

We’ll go next to Wes Cummins with Nokomis Capital.

Wes Cummins:

Hey, Jim, just one quick question. What are the assets that are held for sale that’s actually the reclassification of a long-term debt on the balance sheet?

James T. McCubbin:

We own a building in Columbus. That building is held for sale, and we’ll close on it in mid-May and so that’s why we had to reclassify it, it’s under contract. We grew out of it and we are moving into another facility. We had originally acquired the building and had a note for about $450,000 on it. We’re selling the building for approximately, I think, $750,000, but that is specifically the accounting guidance on how we have to show it on our books now, given that it is under contract and we’re closing in early May.

Wes Cummins:

Okay. Thanks, Jim.

Operator:

We’ll go next to Greg Hillman with First Wilshire Securities Management.

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Greg Hillman:

Yes, hi, gentlemen. Just a quick question on cert, what was the revenue from cert, particularly from ongoing contracts for the year? How much development? Can you put a number on the development that went into cert and the relationship with all the partners for the year? Can you put a number on that?

James T. McCubbin:

Well, one, if you look at our development cost of around, as I recall it was around $700,000 for the year, on the product development side, that would be direct cost right into the product—product side, okay? As it goes to the sales and marketing dollars, we don’t break that out on what that cost is, but we have invested sums between our G&A, our sales and marketing, and product development, but what we believe is far an excessive of $1 million last year in this area.

Greg Hillman:

Okay. How much revenue came in from cert? Was it minimal? De minimis.

James T. McCubbin:

Well, no, we don’t break it out on our revenue lines, as you say, in our identity management side revenues. Our overall credentialing sales were in the millions of dollars for the year. We do not break it out. It is a component of our managed services.

Greg Hillman:

Okay.

James T. McCubbin:

As part of that, and you keep going back to specific cert-on-device. Cert-on-device really is more than just than cert-on-device, it’s derived credentials, it’s the whole forum and set of credentials that are being offered.

Greg Hillman:

Okay. Okay. That’s fine. Thank you.

James T. McCubbin:

Thank you, Greg.

Operator:

With no further questions in the queue, I'd like to turn the conference back over to Mr. Jeff Nyweide for any additional or closing remarks.

Jeffrey O. Nyweide:

Thank you, Operator. I would like to thank all of you for joining us today on the call and we look forward to talking to you next on the first quarter call. Again, appreciate everyone being here and we look forward to your continued interest and your time and, again, support of WidePoint. Thank you very much.

Operator:

Again, that does conclude today’s presentation. We thank you for your participation.

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